As filed with the Securities and Exchange Commission on July 17, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________________

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

Healthcare Services Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)		23-201836 (I.R.S. Employer Identification Number)
3220 Tillman Drive Glenview Corporate Center, Suite 300 Bensalem, Pennsylvania 19020 (215) 639-4274
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel P. McCartney
Chairman and Chief Executive Officer
Healthcare Services Group, Inc.
3220 Tillman Drive
Glenview Corporate Center, Suite 300
Bensalem, Pennsylvania 19020
                       (215) 639-4274
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
___________________________________

Copies to:
Kenneth A. Schlesinger, Esq. Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 (212) 451-2300 ________________________________________
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

large accelerated filer ☒	accelerated filer ☐
non-accelerated filer ☐	smaller reporting company ☐

(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,214,646	$ 24.75 (2)	$ 30,062,489	$ 4,101 (3)

(1)
In the event of a stock split, stock dividend and similar transactions involving the Registrant’s Common Stock, $0.01 par value per share, the shares registered hereby shall automatically be increased or decreased pursuant to Rule 416 of the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the closing price of the Registrant’s Common Stock on the Nasdaq Global Select Market on July 15, 2013.

(3)
Pursuant to Rule 457(p) under the Securities Act, the Registrant has offset $4,101.00 of the registration fee due under this Registration Statement by the $4,101.00 of registration fees previously paid in connection with unsold securities registered by the Registrant pursuant to registration statement No. 333-189983, which was originally filed with the Commission on July 16, 2013, and has not yet been declared effective and will be withdrawn. All such securities previously registered pursuant to registration statement No. 333-189983 will not be sold under such registration statement.

PROSPECTUS

1,214,646 SHARES OF COMMON STOCK

Healthcare Services Group, Inc.

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to an aggregate 1,214,646 shares of our common stock.  We will not receive any proceeds from the sale of our common stock under this prospectus.

The selling stockholders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

Our principal executive offices are located at the 3220 Tillman Drive, Glenview Corporate Center, Suite 300, Bensalem, Pennsylvania 19020.  Our telephone number is (215) 639-4274.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “HCSG.”  The last reported sale price for our common stock on July 15, 2013 was $24.75 per share.

This investment involves a high degree of risk. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2013.

You should rely only on the information contained in this prospectus or any accompanying supplemental prospectus and the information specifically incorporated by reference.  We have not authorized anyone to provide you with different information or make any additional representations.  This is not an offer of these securities in any state or other jurisdiction where the offer is not permitted.  You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of such documents.

ii

PROSPECTUS SUMMARY

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well known seasoned issuer” as defined in Rule 405 under the Securities Act.  Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders identified in this prospectus may sell, from time to time, the securities covered by this prospectus in one or more offerings.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders.  The prospectus supplement may also add, update or change information contained in this prospectus.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  We recommend that you carefully read this entire prospectus and any applicable prospectus supplement, especially the section entitled “Risk Factors” beginning on page 2, before making a decision to invest in the securities covered by this prospectus.  You should also carefully read the additional information and documents described under “Where You Can Find More Information.”

You should only rely on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement.  We have not authorized any person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus is not an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of the date on the front cover of such document and that any information incorporated by reference is accurate as of the date of the document incorporated by reference.  Our business, financial condition, results of operations, and prospects may have changed since that date.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Healthcare Services,” the “Company,” “we,” “us” and “our” to refer to Healthcare Services Group, Inc. and its consolidated direct and indirect subsidiaries.

SUMMARY OF THE COMPANY

The Company is a Pennsylvania corporation, incorporated on November 22, 1976.  We provide management, administrative and operating expertise and services to the housekeeping, laundry, linen, facility maintenance and dietary service departments of the health care industry, including nursing homes, retirement complexes, rehabilitation centers and hospitals located throughout the United States. Based on the nature and similarities of the services provided, our business operations consist of two business segments (Housekeeping and Dietary).  We believe that we are the largest provider of our services to the long-term care industry in the United States, rendering such services to approximately 3,000 facilities in 48 states as of March 31, 2013.  We provide our Housekeeping services to essentially all client facilities and provide Dietary services to approximately 600 of such facilities.  Although we do not directly participate in any government reimbursement programs, our clients’ reimbursements are subject to government regulation.  Therefore, they are directly affected by any legislation and regulations relating to Medicare and Medicaid reimbursement programs.

As of March 31, 2013, we operate two wholly-owned subsidiaries, Huntingdon Holdings, Inc. and Healthcare Staff Leasing Solutions, LLC.  Huntingdon invests our cash and cash equivalents and manages our portfolio of marketable securities.  Staff Leasing is an entity formed in 2011 to offer professional employer organization (“PEO”) services to potential clients in the health care industry.  As of March 31, 2013, we have PEO service contracts in two states.

On July 12, 2013, we acquired substantially all of the assets of Platinum Health Services, LLC pursuant to an Asset Purchase Agreement dated July 11, 2013, between us, Platinum Health Services, LLC, Platinum Health Services PEO, LLC, Platinum SG Equities LLC, Walnut Court Capital Advisors, LLC, Z Capital LLC, Joseph Foy, Simon Ganz and Seth E. Gribetz (the “Asset Purchase Agreement”).   The purchase price consisted of a cash payment of approximately $3,800,000, assumed debt of approximately $1,200,000 and the issuance of 1,214,646 shares of the Company’s common stock, $0.01 par value per share. Additionally, upon the achievement of certain financial and retention targets, the selling stockholders will be eligible for contingent consideration paid by the future issuance of the Company’s common stock, $0.01 par value per share.  The number of shares that have been issued to the selling stockholders is based on $24.75 per share or that could be issued to the selling stockholders as part of a future issuance is based on the 10-day average closing price of our common stock $24.81 per share as reported on the Nasdaq Global Select Market from June 25, 2013 through July 9, 2013.

Our principal executive offices are located at 3220 Tillman Drive, Glenview Corporate Center, Suite 300, Bensalem, Pennsylvania 19020.  Our telephone number at such location is (215) 639-4274.

SUMMARY OF THE OFFERING

This prospectus relates to the offer and sale, from time to time, of up to 1,214,646 shares of our common stock by the selling stockholders listed below.  The shares of common stock being offered under this prospectus were acquired from us by the selling stockholders in connection with our acquisition of the assets of Platinum Health Services, LLC pursuant to the Asset Purchase Agreement.

Our registration of the resale of our common stock does not necessarily mean that all or any portion of such common stock will be offered for resale by the selling stockholders.  We will not receive any proceeds from the sale of our common stock under this prospectus.  We have agreed to bear the expenses of registering the shares under all federal and state securities laws.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  The risk factors listed below are those that we consider to be material to an investment in our common stock and those which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below.  We believe these are our most significant risk factors, which may be beyond our control and could cause results to differ significantly from projection.  If such an adverse event occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.  Before you invest in our common stock, you should be aware of various risks, including those described below.  You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our common stock.  This section includes or refers to certain forward-looking statements.  You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 10.

We provide services to several clients who have substantial national nursing home operations which contribute significantly, on an individual, as well as aggregate basis, to our total revenues.

We have several clients who each have made a contribution to our total consolidated revenues ranging from 3% to 7% for the year ended December 31, 2012 and 3% to 6% for the three months ended March 31, 2013.  Although we expect to continue the relationship with these clients, there can be no assurance thereof. The loss, individually or in combination, of such clients, or a significant reduction in the revenues we receive from such clients, could have a material adverse effect on the results of operations of our two operating segments. In addition, if any of these clients change or alter current payment terms it could increase our accounts receivable balance and have a material adverse effect on our cash flows and cash and cash equivalents.

Our clients are concentrated in the health care industry which is currently facing considerable legislative proposals to reform it.  Many of our clients rely on reimbursement from Medicare, Medicaid and other third-party payors.  Rates from such payors may be altered or reduced, thus affecting our Clients’ results of operations and cash flows.

We provide our services primarily to providers of long-term and post-acute care. In March 2010, the U.S. Congress enacted the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and is considering further legislation to reform healthcare in the United States which could significantly impact our clients. In July 2011, the United States Center for Medicine Services issued final rulings which, among other things, reduced, effective October 1, 2011, Medicare payments to nursing centers by 11.1% and changed the reimbursement for the provision of group rehabilitation therapy services to Medicare beneficiaries.  In January 2013, the U.S. Congress enacted the American Taxpayer Relief Act of 2012, which delayed automatic spending cuts of $1.2 trillion, including reduced Medicare payments to plans and providers up to 2%. These discretionary spending caps were originally enacted under provisions in the Budget Control Act of 2011, an initiative to reduce the federal deficit through the year 2021, also known as “sequestration.” The sequestration went into effect starting March 2013. The sequestration is projected to reduce Medicare spending by $11 billion in 2013, with annual reductions as high as $18 billion through 2021. Some states have enacted or are considering enacting measures designed to reduce their Medicaid expenditures.  We cannot predict what efforts, and to what extent, such legislation and proposals to contain healthcare costs will ultimately impact our clients’ revenues through reimbursement rate modifications. Congress has enacted a number of major laws during the past decade that have significantly altered, or may alter, overall government reimbursement for nursing home services. Because our clients’ revenues are generally highly reliant on Medicare, Medicaid and other third-party payors’ reimbursement funding rates and mechanisms, the overall effect of these laws and trends in the long term care industry have affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed upon payment terms. These factors, in addition to delays in payments from clients have resulted in, and could continue to result in, significant additional bad debts in the future.

Federal health care reform legislation’s eventual impact, including requiring most individuals to have health insurance and establish new regulation on health plans, may adversely affect our business and results of operations.

The Patient Protection and Affordable Care Act includes a large number of health-related provisions that become effective over the next several years, including requiring most individuals to have health insurance and establishing new regulations on health plans.  While much of the cost of the recent healthcare legislation enacted will occur on or after January 1, 2014 due to provisions of the legislation being phased in over time, changes to our healthcare cost structure could have an impact on our business and operating costs.  Providing such additional health insurance benefits to our employees or the payment of penalties if such coverage is not provided, would increase our expense.   If we are unable to pass-through these charges to our clients to cover this expense, such increases in expense could adversely impact our business and operating costs.

We have clients located in many states which have had and may continue to experience significant budget deficits and such deficits may result in reduction of reimbursements to nursing homes.

Many states, in which our clients are located, have significant budget deficits as a result of lower than projected revenue collections and increased demand for the funding of entitlements. As a result of these and other adverse economic factors, States Medicaid programs are reconsidering previously approved increases in nursing home reimbursement or are considering delaying those increases. Some states have over the past year indicated they may be unable to make entitlement payments, including Medicaid payments to nursing homes. Any disruption or delay in the distribution of Medicaid and related payments to our clients will adversely affect their liquidity and impact their ability to pay us as agreed upon for the services provided.

The Company has substantial investment in the creditworthiness and financial condition of our customers.

The largest current asset on our balance sheet on a net basis is our accounts and notes receivable balances from our customers.  We grant credit to substantially all of our customers.  Deterioration in financial condition across a significant component of our customer base could hinder our ability to collect amounts from our customers.  The potential causes of such decline include national or local economic downturns, customers’ dependence on continued Medicare and Medicaid funding and the impact of additional regulatory actions.  When contractual terms are not met, we generally encounter difficulty in collecting amounts due from certain of our clients. Therefore, we have sometimes been required to extend the period of payment for certain clients beyond contractual terms. These clients include those who have terminated service agreements and slow payers experiencing financial difficulties.  In making our credit evaluations, in addition to analyzing and anticipating, where possible, the specific cases described above, we consider the general collection risk associated with trends in the long-term care industry. We also establish credit limits, perform ongoing credit evaluation and monitor accounts to minimize the risk of loss. Notwithstanding our efforts to minimize credit risk exposure, our clients could be adversely affected if future industry trends change in such a manner as to negatively impact their cash flows. If our clients experience a negative impact in their cash flows, it would have a material adverse effect on our consolidated results of operations, financial condition and cash flows.

We have a Paid Loss Retrospective Insurance Plan for general liability and workers’ compensation insurance.

We self-insure or carry a high deductible, and therefore retain a substantial portion of the risk associated with the expected losses under our general liability and workers compensation programs.  Under our insurance plans for general liability and workers’ compensation, predetermined loss limits are arranged with our insurance company to limit both our per occurrence cash outlay and annual insurance plan cost. We regularly evaluate our claims pay-out experience, present value factor and other factors related to the nature of specific claims in arriving at the basis for our accrued insurance claims estimate. Our evaluation is based primarily on current information derived from reviewing our claims experience and industry trends.  In the event that our known claims experience and/or industry trends result in an unfavorable change in initial estimates of costs to settle such claims resulting from, among other factors, the severity levels of reported claims and medical cost inflation, it would have an adverse effect on our consolidated results of operations, financial condition and cash flows.

Federal, State and Local tax rules can adversely impact our results of operations and financial position.

We are subject to Federal, State and Local taxes in the United States and Canada.  Significant judgment is required in determining the provision of income taxes.  We believe our income tax estimates are reasonable.  Although, if the Internal Revenue Service or other taxing authority disagrees with a taken tax position and upon final adjudication we are unsuccessful, we could incur additional tax liability, including interest and penalty.  Such costs and expenses could have a material adverse impact on our results of operations and financial position.  Additionally, the taxability of our services is subject to various interpretations within the taxing jurisdictions of our markets. Consequently, in the ordinary course of business, a jurisdiction may contest our reporting positions with respect to the application of its tax code to our services. A jurisdiction’s conflicting position on the taxability of our services could result in additional tax liabilities which we may not be able to pass on to our clients or could negatively impact our competitive position in the respective location. Additionally, if we or one of our employees fail to comply with applicable tax laws and regulations we could suffer civil or criminal penalties in addition to the delinquent tax assessment.  In the taxing jurisdictions where our services have been determined to be subject to tax, the jurisdiction may increase the tax rate assessed on such services.  We endeavor to pass-through to our clients such tax increases.  In the event we are not able to pass-through any portion of the tax increase, it may have an adverse impact on our gross margin.

Our business and financial results could be adversely affected by unfavorable results of material litigation or governmental inquiries.

We are currently involved in civil litigations and government inquiries which arise in the ordinary course of business.  These matters are related to, among other things, general liability, payroll or employee-related matters, as well as inquiries from governmental agencies. Legal actions could result in substantial monetary damages as well as adversely affect our reputation and business status with our clients whether we are ultimately determined to be liable or not.  The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify.  The plaintiffs in these types of actions may seek recovery of very large or indeterminate amounts, and such amounts may remain unknown for substantial periods of time.

We assess contingencies to determine the degree of probability and range of possible loss of potential accrual in our financial statements.  We would accrue an estimated loss contingency in our financial statements if it were probable that a liability had been incurred and the amount of the loss could be reasonably estimated.  Due to the unpredictable and unfavorable nature of litigation, assessing contingencies is highly subjective and requires judgments about future events.  The amount of actual losses may differ from our current assessment.  As a result of the costs and expenses of defending ourselves against lawsuits or claims, and risks and consequences of legal actions, regardless of merit, our results of operations and financial position could be adversely affected or cause variability in our results compared to expectations.

We primarily provide our services pursuant to agreements which have a one year term, cancelable by either party upon 30 to 90 days’ notice after the initial 90-day service agreement period.

We do not enter into long-term contractual agreements with our clients for the rendering of our services. Consequently, our clients can unilaterally decrease the amount of services we provide or terminate all services pursuant to the terms of our service agreements. Any loss of a significant number of clients during the first year of providing services, for which we have incurred significant start-up costs or invested in an equipment installation, could in the aggregate materially adversely affect our consolidated results of operations and financial position.

We are dependent on the management experience of our key personnel.

We manage and provide our services through a network of management personnel, from the on-site facility manager up to our executive officers. Therefore, we believe that our ability to recruit and sustain the internal development of managerial personnel is an important factor impacting future operating results and our ability to successfully execute projected growth strategies. Our professional management personnel are the key personnel in maintaining and selling additional services to current clients and obtaining new clients.

We may be adversely affected by inflationary or market fluctuations in the cost of products consumed in providing our services or our cost of labor.  Additionally, we rely on certain vendors for housekeeping, laundry and dietary supplies.

The prices we pay for the principal items we consume in performing our services are dependent primarily on current market prices.  We have consolidated certain supply purchases with national vendors through agreements containing negotiated prospective pricing.  In the event such vendors are not able to comply with their obligations under the agreements and we are required to seek alternative suppliers, we may incur increased costs of supplies.

Dietary supplies, to a much greater extent than Housekeeping supplies, are impacted by commodity pricing factors, which in many cases are unpredictable and outside of our control. Although we endeavor to pass on to clients such increased costs, from time to time, sporadic unanticipated increases in the costs of certain supply items due to market economic conditions may result in a timing delay in passing on such increases to our clients.  It is this type of spike in Dietary supplies’ costs that could most adversely affect Dietary’s operating performance. The adverse effect would be realized if we delay in passing on such costs to our clients or in instances where we may not be able to pass such increase on to our clients until the time of our next scheduled service billing review.  We endeavor to mitigate the impact of unanticipated increase in such supplies’ costs through consolidation of vendors, which increases our ability to obtain reduced pricing.

Our cost of labor may be influenced by unanticipated factors in certain market areas or increases in the respective collective bargaining agreements of our clients, to which we assent.  A substantial number of our employees are hourly employees whose wage rates are affected by increases in the federal or state minimum wage rate.  We are subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions.  As collective bargaining agreements are renegotiated or minimum wage rates increase, which will occur in ten states in 2013, we may need to increase the wages paid to employees.  This may be applicable to not only minimum wage employees but also to employees at wage rates which are currently above the minimum wage.  Although we have contractual rights to pass such wage increases through to our clients, our delay in, or inability to pass such wage increases through to our clients could have a material adverse effect on financial condition, results of operations and cash flows.

Any perceived or real health risks related to the food industry could adversely affect our Dietary segment.

We are subject to risks affecting the food industry generally, including food spoilage and food contamination. Our products are susceptible to contamination by disease-producing organisms, or pathogens, such as listeria monocytogenes, salmonella, campylobacter, hepatitis A, trichinosis and generic E. coli. Because these pathogens are generally found in the environment, there is a risk that these pathogens could be introduced to our products as a result of improper handling at the manufacturing, processing or food service level. Our suppliers' manufacturing facilities and products are subject to extensive laws and regulations relating to health, food preparation, sanitation and safety standards. Difficulties or failures by these companies in obtaining any required licenses or approvals or otherwise complying with such laws and regulations could adversely affect our revenue that is generated from these companies. Furthermore, there can be no assurance that compliance with governmental regulations by our suppliers will eliminate the risks related to food safety.

Events reported in the media, such as incidents involving food-borne illnesses or food tampering, whether or not accurate, can cause damage to the reputation of our dietary segment. In addition, to the extent there is an outbreak of food related illness in any of our client facilities, it could materially harm our business, results of operations and financial condition.

Our investments represent a significant amount of our assets that may be subject to fluctuating and even negative returns depending upon interest rate movements and financial market conditions.

Although management believes we have a prudent investment policy, we are exposed to fluctuations in interest rates and in the market values of our investment portfolio which could adversely impact our financial condition and results of operations.  Our marketable securities are primarily invested in municipal bonds. We believe that our investment criteria which includes reducing our exposure to individual states, requiring certain credit ratings and limiting our investments’ duration period, reduces our exposure related to the financial duress and budget shortfalls that many state and local governments currently face.

Market expectations are high and rely greatly on execution of our growth strategy and related increases in financial performance.

Management believes the historical price increases of our Common Stock reflect high market expectations for our future operating results. In particular, our ability to attract new clients, through organic growth or acquisitions, has enabled us to execute our growth strategy and increase market share. Our business strategy focuses on growth and improving profitability through obtaining service agreements with new clients, providing new services to existing clients, obtaining modest price increases on service agreements with clients and maintaining internal cost reduction strategies at our various operational levels.  In respect to providing new services to new or existing clients, our strategy is to achieve corresponding profit margins in each of our segments.  If, in the event we are not able to continue either  historical client revenue and profitability growth rates or projected improvement in such factors, our operating performance may be adversely affected and the high expectations for our market performance may not be met. Any failure to meet the market’s high expectations for our revenue and operating results may have an adverse effect on the market price of our Common Stock.

Failure to maintain effective internal control over financial reporting could have a material adverse effect on our ability to report our financial results on a timely and accurate basis.

We are required to maintain internal control over financial reporting pursuant to Rule 13a-15 under the Exchange Act. Failure to maintain such controls could result in misstatements in our financial statements and potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or could cause us to delay the filing of required reports with the SEC and our reporting of financial results. Any of these events could result in a decline in the price of shares of our common stock. Although we have taken steps to maintain our internal control structure as required, we cannot assure you that control deficiencies will not result in a misstatement in the future.

Recent government regulations may impact our ability to distribute dividends or the amount of such dividends to shareholders. Any decrease in or suspension of our dividend could cause our stock price to decline.

We expect to continue to pay a regular quarterly cash dividend. However, our dividend policy and the payment of future cash dividends under the policy are subject to the final determination each quarter by our Board of Directors that (i) the dividend will be made in compliance with laws applicable to the declaration and payment of cash dividends, including Section 1551(b) of the Pennsylvania Business Corporation Law, and (ii) the policy remains in our best interests, which determination will be based on a number of factors, including the impact of changing laws and regulations, economic conditions, our results of operations and/or financial condition, capital resources, the ability to satisfy financial covenants and other factors considered relevant by the Board of Directors. Given these considerations, our Board of Directors may increase or decrease the amount of the dividend at any time and may also decide to suspend or discontinue the payment of cash dividends in the future. Any decrease in the amount of the dividend, or suspension or discontinuance of payment of a dividend, could cause our stock price to decline.

We may be unable to successfully integrate the operations of Platinum Health Services, LLC with our operations.

We acquired the assets of Platinum Health Services, LLC on July 11, 2013.  We will be required to devote significant management attention and resources to integrating the operations and business practices of Platinum Health Services, LLC with our existing operating and business practices.  Potential difficulties we may encounter as part of the integration process include the following:

•	the ability to retain a substantial number of Platinum Health Services, LLC’s existing clients;

•	the unanticipated or excessive diversion of management’s resources;

•	the integration of new operations and personnel and the disruption of, or the loss of momentum in, ongoing operations;

•	the failure to achieve expected financial results;

•
the inability to implement effective internal controls, procedures and policies for Platinum Health Services, LLC as required by the Sarbanes-Oxley Act of 2002 within the time periods prescribed thereby;

•
the inability to successfully integrate Platinum Health Services, LLC in a manner that permits us to achieve the full revenue and other benefits anticipated to result from our acquisition of its assets; and

•	the potential unknown liabilities and unforeseen incurred expenses or delays associated with the acquisition.

These and other risks could affect our ability to achieve the anticipated benefits of our acquisition of Platinum Health Services, LLC.  In addition, these and other risks related to our acquisition of Platinum Health Services, LLC could adversely affect our ability to maintain relationships with customers and employees and have a material adverse effect on our business, financial condition and results of operations.  If we are unable to successfully address any of these risks, our overall business could be harmed.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission for the resale of the common stock being offered under this prospectus.  This prospectus does not contain all the information set forth in the registration statement.  You should refer to the registration statement and its exhibits for additional information.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement.  We have not authorized anyone else to provide you with different information.  The selling stockholders will not make an offer to sell these shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each such document.

The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us.  You may also read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference into this report may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions.  Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements.  The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Such forward-looking information is also subject to various risks and uncertainties.  Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; from having several significant clients who each individually contributed at least 3% to 6% of our total consolidated revenues for the three months ended March 31, 2013; risks associated with our acquisition of Platinum Health Services, LLC; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services.  Many of our clients’ revenues are highly contingent on Medicare, Medicaid and other payors’ reimbursement funding rates, which Congress and related agencies have affected through the enactment of a number of major laws and regulations during the past decade, including the March 2010 enactment of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010.  In July 2011, the United States Center for Medicare Services (“CMS”) issued final rulings which, among other things, reduced (effective October 1, 2011) Medicare payments to nursing centers by 11.1% and changed the reimbursement for the provision of group rehabilitation therapy services to Medicare beneficiaries.  In January 2013, the U.S. Congress enacted the American Taxpayer Relief Act of 2012, which delayed automatic spending cuts of $1.2 trillion, including reduced Medicare payments to plans and providers up to 2%.  These discretionary spending caps were originally enacted under provisions in the Budget Control Act of 2011, an initiative to reduce the federal deficit through the year 2021, also known as “sequestration.” The sequestration went into effect starting March 2013.  Currently, the U.S. Congress is considering further changes or revising legislation relating to health care in the United States which, among other initiatives, may impose cost containment measures impacting our clients.  These enacted laws, proposed laws and forthcoming regulations have significantly altered, or threaten to alter, overall government reimbursement funding rates and mechanisms.  The overall effect of these laws and trends in the long-term care industry has affected and could adversely affect the liquidity of our clients, resulting in their inability to make payments to us on agreed upon payment terms.  These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future.  Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels.  Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and successfully executing projected growth strategies.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents.  The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the Securities and Exchange Commission will automatically update and replace this information.  We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended prior to the termination of this offering:

(1)	Our Current Report on Form 8-K filed on July 16, 2013;

(2)	Our Current Report on Form 8-K filed on May 30, 2013;

(3)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013;

(4)	Our Current Report on Form 8-K filed on April 4, 2013;

(5)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(6)
The description of our common stock contained in our registration statement on Form 8-A filed on April 30, 1984, including any amendments or reports filed for the purpose of updating such descriptions.

You may request a copy of these filings (excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings) at no cost, by writing or telephoning us at:

Healthcare Services Group, Inc.
John C. Shea, Chief Financial Officer and Secretary
3220 Tillman Drive
Glenview Corporate Center, Suite 300
Bensalem, Pennsylvania 19020

(215) 639-4274

USE OF PROCEEDS

The selling stockholders will receive all the proceeds from the sale of our common stock under this prospectus.  Accordingly, we will not receive any part of the proceeds from the sale of our common stock under this prospectus.

SELLING STOCKHOLDERS

The following table sets forth the name of the selling stockholders, the number of shares beneficially owned by each selling stockholder, the number of shares that may be offered under this prospectus and the number of shares of common stock owned by the selling stockholders after the offering is completed.  None of the selling stockholders has been an officer, director or had any material relationship with us within the past three years.  All information with respect to beneficial ownership is based upon information obtained from the selling stockholders prior to the date hereof.  Information concerning the selling stockholders may change from time to time.  The selling stockholders may from time to time offer and sell any or all of the securities under this prospectus.  Because the selling stockholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholders will hold upon consummation of any such sales.  In addition, since the date on which the selling stockholders provided this information to us, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

Assuming all of the shares of common stock being registered for resale are sold, and assuming the selling stockholders does not purchase additional shares in the interim, the selling stockholders will not own any shares of Healthcare Services common stock after completion of this offering.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Name	Number of Common Shares Owned Prior to the Offering	Number of Common Shares to be Offered	Number of Common Shares/Percentage of Class to Be Owned After Completion of the Offering
Platinum SG Equities LLC	723,004	723,004	0/0.00%
Walnut Court Capital Advisors, LLC	361,445	361,445	0/0.00%
Z Capital LLC	25,850	25,850	0/0.00%
Joseph Foy	33,514	33,514	0/0.00%
Platinum Health Services, LLC*	70,833	70,833	0/0.00%
* Held in escrow with PNC Bank, National Association as escrow agent.

Our registration of the shares included in this prospectus does not necessarily mean that the selling stockholders will opt to sell any of the shares offered hereby.  The shares covered by this prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Subject to compliance with applicable law, the selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	any other method permitted pursuant to applicable law; and

•	distributions to shareholders of Platinum Health Services, LLC.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  None of the selling stockholders expects these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our being notified in writing by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.  None of the selling stockholders has advised us of any current plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of our common stock by any selling stockholder.

We are required to pay all fees and expenses incident to the registration of the shares.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Olshan Frome Wolosky LLP, 65 East 55th Street, New York, New York 10022.  Robert L. Frome, a member of Olshan Frome Wolosky LLP, is a director of the registrant and beneficially owns 46,681 shares and holds options to purchase 49,351 shares of Common Stock of the Company.  In addition, an of counsel of such Firm owns 17,482 shares of Common Stock of the Company.

EXPERTS

The audited consolidated financial statements, schedule and management's assessment of the effectiveness of internal control over financial reporting, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses which will be paid by the Company in connection with the securities being registered.  With the exception of the Securities and Exchange Commission registration fee, all amounts shown are estimates.

SEC registration fee	$4,101.00
Legal fees and expenses	$15,000.00
Accounting Fees and Expenses	$6,000.00
Total	$25,101.00

ITEM 15.	Indemnification of Directors and Officers.

Sections 1741 through 1750 of Subchapter C of Chapter 17 of the Pennsylvania Business Corporation Law (the "BCL") contain, among other things, provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel.

Under Section 1741, unless otherwise limited by its by-laws, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741.  However, indemnification is not provided under Section 1742 with respect to any claim, issue or matter as to which a director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, a director or officer is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Section 1743 provides that indemnification against expenses is mandatory to the extent that the director or officer has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of directors and officers is proper because the director or officer met the applicable standard of conduct, and such determination will be made by the Board of Directors by a majority vote of a quorum of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or by the shareholders.

Section 1745 provides that expenses incurred by a director or officer in defending any action or proceeding referred to in the Subchapter may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by a court having jurisdiction that he is not entitled to be indemnified by the corporation.

Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by the Subchapter shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against the liability under this Subchapter of the BCL.

Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in the Subchapter to successor corporations resulting from consolidation, merger or division and to service as a representative of a corporation or an employee benefit plan.

The foregoing provisions substantially overlap the provisions of the Pennsylvania Directors' Liability Act, 42 Pa. C.S. ss. 8365, which are also applicable to the Company.

Article XI of the Company's By-laws provides, in part, that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the BCL.

Article XII of the Company's By-laws provides, in part, that:

"A Director shall not be liable for monetary damages as such for any action taken, or any failure to take action, unless (1): the director has breached or failed to perform the duties of his office under Section 8363 of the Pennsylvania Consolidated Statutes and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing provision shall not relieve a director of responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to local, state or Federal law."

The Company has purchased director and officer liability insurance for its directors and officers.

ITEM 16.	Exhibits.

Exhibit No.                      Description

5.1*	Opinion of Olshan Frome Wolosky LLP with respect to legality of the Common Stock.

23.1*	Consent of Grant Thornton LLP, an independent registered public accounting firm.

23.2*	Consent of Olshan Frome Wolosky LLP, included in Exhibit No. 5.1.

24.1*	Power of Attorney, included on the signature page to this Registration Statement.
_____________

*	Filed herewith.

ITEM 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

 (a)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registration will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bensalem, Commonwealth of Pennsylvania, on this 16th day of July, 2013.

HEALTHCARE SERVICES GROUP, INC. (Registrant)

/s/ Daniel P. McCartney
Daniel P. McCartney, Chief Executive Officer and Chairman

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.  Each of the undersigned officers and directors of Healthcare Services Group, Inc. hereby constitutes and appoints Daniel P. McCartney and John C. Shea and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Healthcare Services Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Daniel P. McCartney	Chief Executive Officer and Chairman	July 16, 2013
Daniel P. McCartney	(Principal Executive Officer)

/s/ Theodore Wahl	Director and President and Chief	July 16, 2013
Theodore Wahl	Operating Officer

/s/ Michael E. McBryan	Director and Executive Vice President	July 16, 2013
Michael E. McBryan

/s/ Robert L. Frome	Director	July 16, 2013
Robert L. Frome

Signature	Title	Date

/s/ Diane S. Casey	Director	July 16, 2013
Diane S. Casey

/s/ John M. Briggs	Director	July 16, 2013
John M. Briggs

/s/ Robert J. Moss	Director	July 16, 2013
Robert J. Moss

/s/ Dino D. Ottaviano	Director	July 16, 2013
Dino D. Ottaviano

/s/ John J. McFadden	Director	July 16, 2013
John J. McFadden

/s/ John C. Shea	Chief Financial Officer and Secretary	July 16, 2013
John C. Shea	(Principal Financial and Accounting Officer)